    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 2001

                                                       Registration No. 33-96218
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ----------------------------

                   POST-EFFECTIVE AMENDMENT NO. 5 TO FORM S-1
                                   ON FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ----------------------------

                                 POWERTEL, INC.
             (Exact Name of Registrant as Specified in its Charter)


                 DELAWARE                                      58-1944750
      (State or Other Jurisdiction of                        (IRS Employer
       Incorporation or Organization)                     Identification No.)


                             1239 O.G. SKINNER DRIVE
                            WEST POINT, GEORGIA 31833
                                 (706) 645-2000
                           (706) 645-9523 (FACSIMILE)
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                          ----------------------------

                                 ALLEN E. SMITH
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 POWERTEL, INC.
                             1239 O.G. SKINNER DRIVE
                            WEST POINT, GEORGIA 31833
                                 (706) 645-2000
                           (706) 645-9523 (FACSIMILE)
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)
                          ----------------------------


                                    Copy to:

                              James Walker IV, Esq.
                            Terresa R. Tarpley, Esq.
                          Morris, Manning & Martin, LLP
                          1600 Atlanta Financial Center
                            3343 Peachtree Road, N.E.
                             Atlanta, Georgia 30326
                                 (404) 233-7000
                           (404) 364-3172 (facsimile)
                          ----------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and from time to time as determined by market conditions.


         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ] ________________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                          ----------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 Subject to Completion, dated February 12, 2001


PROSPECTUS

                                1,224,557 Shares



                                 POWERTEL, INC.


                                  Common Stock


                          ----------------------------


         This prospectus relates to the possible issuance by us from time to time of up to 1,224,557 shares of our common stock to the holders of our currently outstanding warrants to purchase shares of common stock upon the exercise thereof by such holders and in accordance with a warrant agreement relating to the warrants between us and Bankers Trust Company, as warrant agent. We offered and sold the warrants to the public pursuant to a prospectus dated February 1, 1996 as part of an offering of 35,747 units, each unit consisting of ten 12% Senior Discount Notes due 2006 and 32 warrants to purchase shares of our common stock. Each warrant entitles the holder to purchase 1.07 shares of common stock at a price of $16.9546 per share, subject to adjustment as provided in the warrant agreement. Subject to the effectiveness of the registration statement of which this prospectus is a part, the warrants may be exercised at any time prior to the close of business on February 1, 2006.


         Our common stock is quoted on the Nasdaq National Market under the symbol "PTEL." On February 8, 2001, the last reported sales price of our common stock was $75 7/8 per share.

         Our principal executive offices are located at 1239 O.G. Skinner Drive, West Point, Georgia 31833, and our telephone number is (706) 645-2000.

                          ----------------------------

                YOU SHOULD CONSIDER CAREFULLY THE "RISK FACTORS"
                      BEGINNING ON PAGE 8 BEFORE PURCHASING
                     ANY OF THE COMMON STOCK OFFERED HEREBY.

                           ---------------------------


         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.








                                February 12, 2001

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES.


                          ----------------------------




                                TABLE OF CONTENTS

                                                                           PAGE

Powertel...........................................................         3
Certain Material Developments......................................         3
Where You Can Find More Information................................         6
Information Incorporated by Reference..............................         6
Forward-Looking Information........................................         7
Risk Factors.......................................................         8
Use of Proceeds....................................................        18
Plan of Distribution...............................................        18
Legal Matters......................................................        19
Experts............................................................        19

                                    POWERTEL

         Unless otherwise indicated, all population data set forth herein is based on the 1999 Paul Kagan Associates, Inc. Cellular/PCS POP Book.

         We provide digital wireless PCS services in the southeastern United States under the name "Powertel." Our licenses encompass a territory of approximately 246,000 contiguous square miles with a population of approximately
24.4 million people. We hold licenses to serve the Major Trading Areas ("MTAs") of Atlanta, Georgia; Jacksonville, Florida; Memphis, Tennessee/Jackson, Mississippi; and Birmingham, Alabama, as well as 13 Basic Trading Areas ("BTAs") in Kentucky and Tennessee. We hold 30 MHz of spectrum in our MTA markets, and we hold 20 MHz of spectrum in all of our BTA markets except for the Knoxville, Tennessee BTA, where we hold a license for 10 MHz of spectrum. We have one of the largest contiguous licensed PCS footprints in the southeastern United States.

         We introduced our services in October 1996 in Jacksonville, Florida and Montgomery, Alabama and, to date, have launched our services in a total of 34 markets in the Southeast. In most of these markets, we were the first to offer PCS services commercially. As of September 30, 2000, we had approximately 393,000 postpaid subscribers and 410,000 prepaid subscribers.

         We recently invested $125 million for a minority interest in an affiliate of Eliska Wireless Ventures I, Inc., which purchased the assets of DiGiPH PCS, a GSM-based provider that serves the Gulf Coast area of Alabama, Florida and Mississippi. These markets are contiguous with our existing markets.


                          CERTAIN MATERIAL DEVELOPMENTS

         On August 26, 2000, we entered into separate definitive merger agreements with each of Deutsche Telekom AG and VoiceStream Wireless Corporation. Previously, on July 23, 2000, Deutsche Telekom and VoiceStream entered into an agreement that provides for the merger of their two companies. If the merger between Deutsche Telekom and VoiceStream closes, then we will merge with a subsidiary of Deutsche Telekom in accordance with the terms of our merger agreement with Deutsche Telekom, and our merger agreement with VoiceStream will terminate. However, if the merger agreement between Deutsche Telekom and VoiceStream is terminated, then our merger agreement with Deutsche Telekom will also terminate, and we will merge with a subsidiary of VoiceStream in accordance with the terms of our merger agreement with VoiceStream.

ACQUISITION OF POWERTEL BY DEUTSCHE TELEKOM

         On August 26, 2000, we entered into a definitive merger agreement with Deutsche Telekom. We refer to this agreement, as amended and restated on February 8, 2001 and from time to time, as the "Deutsche Telekom/Powertel merger agreement." We refer to the proposed merger of our company with a subsidiary of Deutsche Telekom, as contemplated by the Deutsche Telekom/Powertel merger agreement, as the "Deutsche Telekom/Powertel merger." If the Deutsche Telekom/Powertel merger is completed, we will become a wholly-owned subsidiary of Deutsche Telekom, and each share of our common stock will be converted into the right to receive 2.6353 Deutsche Telekom ordinary shares, subject to adjustment. Each share of our Series A Preferred Stock and Series B Preferred Stock will be converted into the right to receive 121.9294 Deutsche Telekom ordinary shares. Each share of our Series D Preferred Stock will be converted into the right to receive 93.0106 Deutsche Telekom ordinary shares. Each share of our Series E Preferred Stock and Series F Preferred Stock will be converted into the right to receive: (i) 179.5979 Deutsche Telekom ordinary shares; plus
(ii) 2.6353 Deutsche Telekom ordinary shares multiplied by the number of shares of our common stock representing accrued or declared but unpaid dividends on such share of preferred stock. Our stockholders may elect to receive Deutsche Telekom shares in the form of Deutsche Telekom ordinary shares, which are listed on the Frankfurt Stock Exchange, or Deutsche Telekom American Depositary Receipts, which are listed on the New York Stock Exchange.

         The Deutsche Telekom/Powertel merger agreement allows us to declare and pay, prior to the completion of the Deutsche Telekom/Powertel merger, a stock dividend of 0.0075 of a share of Powertel common stock for each share of Powertel common stock outstanding. We intend to declare and pay this dividend. As a result of this dividend, the exchange ratios of our preferred stock and other convertible securities will adjust proportionately to reflect the payment of this dividend. In particular, following this dividend, the number of shares issuable upon exercise of the warrants that are the subject of this prospectus would be increased by 0.75% and the per share exercise price of the warrants would be proportionately reduced. This stock dividend and the adjustments to the conversion terms of our convertible securities would have the effect of increasing by 0.75% the number of shares owned by Powertel stockholders, and, accordingly, the aggregate amount of Deutsche Telekom shares to be received by our stockholders in the Deutsche Telekom/Powertel merger.

         The completion of the Deutsche Telekom/Powertel merger is subject to regulatory approvals and the satisfaction of several additional closing conditions, including the completion of the merger between Deutsche Telekom and VoiceStream and the approval and adoption of the Deutsche Telekom/Powertel merger agreement by our stockholders. The Deutsche Telekom/Powertel merger agreement also provides that, regardless of the satisfaction of the closing conditions, the Deutsche Telekom/Powertel merger will not close prior to May 31, 2001.

         In connection with the Deutsche Telekom/Powertel merger agreement, Powertel stockholders, who in the aggregate beneficially owned more than 50% of the Powertel shares entitled to vote on the Deutsche Telekom/Powertel merger as of the Powertel record date, executed stockholders agreements for the benefit of Deutsche Telekom. These stockholder agreements generally require the stockholders:

         - to irrevocably agree to vote their Powertel stock to approve the Deutsche Telekom/Powertel merger; and

         - not to transfer their Powertel stock except as allowed in the stockholder agreements.

         The Deutsche Telekom/Powertel merger is more fully described in our proxy statement on Schedule 14A filed on February 9, 2001, which is incorporated herein by reference, and which we refer to in this prospectus as the "merger proxy statement." You should carefully review the merger proxy statement prior to making an investment decision with respect to the securities offered pursuant to this prospectus.

ACQUISITION OF POWERTEL BY VOICESTREAM

         On August 26, 2000, we also entered into a definitive agreement and plan of reorganization with VoiceStream providing for the merger of our company with a subsidiary of VoiceStream. We refer to our proposed merger with VoiceStream as the "VoiceStream/Powertel merger." We refer to our agreement and plan of reorganization with VoiceStream, as amended and restated as of February 8, 2001 and from time to time, as the "VoiceStream/Powertel merger agreement." If the VoiceStream/Powertel merger is completed, we will become a wholly-owned subsidiary of VoiceStream, and our common stock will be converted into the right to receive a "conversion number" of shares of VoiceStream common stock determined as follows:

         - 0.75 if the VoiceStream Average Closing Price (as defined below) is $113.33 or below;

         - 0.65 if the VoiceStream Average Closing Price is $130.77 or above; and

         - if the VoiceStream Average Closing Price is greater than $113.33 and less than $130.77, the quotient determined by dividing $85.00 by the VoiceStream Average Closing Price.

The "VoiceStream Average Closing Price" means the volume weighted average closing price (based on the Nasdaq National Market System composite volume published by the Wall Street Journal) of the VoiceStream common stock as publicly reported for the Nasdaq as of 4:00 p.m. Eastern Time for ten trading days randomly selected by lot out of the last 20 trading days ending five trading days prior to the closing date of the VoiceStream/Powertel merger.

         The VoiceStream/Powertel merger agreement allows each of VoiceStream and Powertel to pay a dividend of 0.0075 common shares on outstanding shares of VoiceStream common stock and Powertel common stock, respectively. In the event VoiceStream and/or Powertel pays this common stock dividend, the conversion number and price ranges referenced above will be adjusted so that the issuance of these dividends will not affect the aggregate merger consideration to be received by our stockholders in the VoiceStream/Powertel merger.

         The completion of the VoiceStream/Powertel merger is subject to regulatory approvals and the satisfaction of several additional closing conditions, including the termination of the merger agreement between Deutsche Telekom and VoiceStream and approval and adoption of the VoiceStream/Powertel merger agreement by our stockholders and the stockholders of VoiceStream. If the merger agreement between Deutsche Telekom and VoiceStream terminates, the VoiceStream/Powertel merger agreement would remain in effect, and we would proceed to close the VoiceStream/Powertel merger in accordance with the terms of the VoiceStream/Powertel merger agreement.

         In connection with the VoiceStream/Powertel merger agreement, Powertel stockholders, who in the aggregate beneficially owned more than 50% of the Powertel shares entitled to vote on the VoiceStream/Powertel merger as of the Powertel record date, executed stockholders agreements for the benefit of VoiceStream. These stockholder agreements generally require the stockholders:

         - to irrevocably agree to vote their Powertel stock to approve the VoiceStream/Powertel merger; and

         - not to transfer their Powertel stock except as allowed in the stockholder agreements.

In addition, VoiceStream stockholders, who in the aggregate had sufficient voting power as of the VoiceStream record date to approve the VoiceStream/Powertel merger, executed stockholder agreements for the benefit of Powertel. In addition, Deutsche Telekom agreed in the Deutsche Telekom/Powertel merger agreement to vote its VoiceStream stock in favor of the Deutsche Telekom/Powertel merger. These agreements with the VoiceStream stockholders generally require the stockholders:

         - to irrevocably agree to vote their VoiceStream stock to approve the VoiceStream/Powertel merger; and

         - not to transfer their VoiceStream stock except as allowed in the agreements.

         The VoiceStream/Powertel merger is more fully described in the merger proxy statement. You should carefully review the merger proxy statement prior to making an investment decision with respect to the securities offered pursuant to this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION


         We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at www.sec.gov.

         Our common stock is quoted on The Nasdaq National Market under the symbol "PTEL," and our SEC filings can also be read at the following Nasdaq address: National Association of Securities Dealers, Inc., 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878 (5th Floor).



                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or by information contained in documents filed with or furnished to the SEC after the date of this prospectus that is incorporated by reference in this prospectus. We incorporate by reference the items listed below:

         1. our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 1999, which includes information from our definitive Proxy Statement for our 2000 Annual Meeting of Stockholders;

         2. our Proxy Statement on Schedule 14A filed on February 9, 2001 relating to our agreements to merge with Deutsche Telekom or VoiceStream;

         3. our Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

         4. our Current Report on Form 8-K filed on June 16, 2000 relating to our agreements to invest in an affiliate of Eliska Wireless Ventures I, Inc. and Sonera Corporation's agreement to invest in us and in Eliska;

         5. our Current Report on Form 8-K filed on August 31, 2000 relating to our agreements to merge with either Deutsche Telekom or VoiceStream;

         6. our Current Report on Form 8-K filed on February 2, 2001 relating to our press release issued on February 1, 2001 announcing preliminary fourth quarter 2000 financial results;

         7. the description of our common stock contained in our registration statement on Form 8-A, declared effective by the SEC on December 20, 1993, including any amendment or report filed for the purpose of updating or supplementing this information; and

         8. all future filings made with the SEC under Sections 13(a), 13(c), 14(a) or 15(d) of the Securities Exchange Act of 1934, as amended, until completion or termination of this offering.

         If you would like to receive a copy of any of the items referenced above, you may request copies, at no cost, by writing or telephoning us at the following address:

                         Vice President/General Counsel
                                 Powertel, Inc.
                             1239 O.G. Skinner Drive
                              West Point, GA 31833
                        Telephone Number: (706) 645-2000


                           FORWARD-LOOKING INFORMATION

         This prospectus, including the information incorporated by reference, contains forward-looking statements about us and other companies, including Deutsche Telekom and VoiceStream, which we intend to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Any document we filed or will file with the SEC also may include forward-looking statements. Other written or oral forward-looking statements have been made and may in the future be made, from time to time, by or on behalf of us and others. Forward-looking statements are statements that are not historical facts and include:

         - financial projections and estimates and their underlying assumptions;

         - statements regarding plans, objectives and expectations with respect to future operations, products and services;

         - statements regarding the anticipated impact or outcome of the proposed mergers involving Deutsche Telekom and VoiceStream;

         -        the impact of regulatory initiatives on our operations;

         -        our share of new and existing markets;

         - general industry and macroeconomic growth rates and our performance relative to them; and

         - statements regarding future performance, financial condition and operating results.

These statements can sometimes be identified by our use of forward-looking words such as "believe," "may," "will," "anticipate," "estimate," "continue," "expect," "could," "should," "would," "intend" and similar expressions.

         The forward-looking statements in this prospectus and in the documents incorporated by reference into this prospectus are subject to various risks and uncertainties, many of which are difficult to predict and are beyond our control. Accordingly, our actual results and those of others that are the subject of such statements may differ materially from those expressed in, or implied by, the forward-looking statements as a result of the factors described under "Risk Factors" and other information contained in this prospectus and our other SEC filings. In particular, for risks and uncertainties to which such forward-looking statements are subject, see the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K and 10K-A for the year ended December 31, 1999 and "Risk Factors Relating to the Deutsche Telekom/VoiceStream Merger and the Deutsche Telekom/Powertel Merger" and "Risk Factors Relating to the VoiceStream/Powertel Merger" in the merger proxy statement, all of which reports are incorporated by reference herein. You should also review similar sections contained in any Exchange Act report that we file subsequent to this prospectus.

                                  RISK FACTORS

         You should carefully consider the risks and uncertainties described below and in our other filings with the SEC before making an investment decision. The risks of an investment in our common stock will be materially influenced in many cases by which merger transaction, if any, is completed. Our business, financial condition and operating results could be adversely affected by any of the following factors, in which event the trading price of our common stock could decline, and you could lose part or all of your investment.

         The risks that are applicable to an investment in our common stock depend on whether or not we complete the Deutsche Telekom/Powertel merger or the VoiceStream/Powertel merger. Therefore, the risk factors that are set forth below are grouped according to three possible scenarios:

         - general risks that are applicable to an investment in our common stock regardless of whether the Deutsche
                  Telekom/Powertel merger or the VoiceStream/Powertel merger is completed;

         - risk factors that will be applicable if the Deutsche Telekom/Powertel merger is completed; and

         - risk factors that will be applicable if the VoiceStream/Powertel merger is completed.

You should also review and consider the risk factors set forth under the headings "Risk Factors Relating to the Deutsche Telekom/VoiceStream Merger and the Deutsche Telekom/Powertel Merger" and "Risk Factors Relating to the VoiceStream/Powertel Merger" in the merger proxy statement which is incorporated herein by reference. Due to the closing conditions that must be satisfied prior to the completion of the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger, we cannot predict with certainty the timing of the completion of either merger, or whether we will be able to complete either merger at all.


                     RISKS APPLICABLE TO POWERTEL GENERALLY

WE NEED SIGNIFICANT CAPITAL TO FUND OUR OPERATIONS AND EXPAND OUR BUSINESS

         We require significant amounts of capital to fund our operations and expand our PCS business. Due to the pendency of the mergers and other factors, we are unable to predict the exact amount of expenditures that we will need to make in the future. If we determine that we need to raise additional capital, we may attempt to raise this capital through public or private debt or equity financings, vendor financings or other means. However, both the Deutsche Telekom/Powertel merger agreement and the VoiceStream/Powertel merger agreement contain covenants that limit our ability to raise capital prior to the completion of the applicable merger without the consent of Deutsche Telekom or VoiceStream, respectively. We cannot guarantee that additional financing will be available to us or, if available, that we will be able to obtain it on terms acceptable to us, favorable to our stockholders and within the limitations contained in our indentures, credit facility and any future financing arrangements. If we fail to obtain necessary additional financing, we could experience delays in some or all of our development and expansion plans and expenditures, which could limit our ability to meet our debt service obligations and could materially adversely affect our business, financial condition and operating results.

IF WE CONTINUE TO EXPERIENCE OPERATING LOSSES, WE MAY BE UNABLE TO MEET OUR WORKING CAPITAL REQUIREMENTS AND DEBT SERVICE OBLIGATIONS

         We have experienced significant operating losses from operating activities in recent years and have generated negative cash flows in prior periods. We sustained operating losses of approximately $61.8 million for the nine months ended September 30, 2000, and $145.9 million in fiscal 1999, $172.2 million in fiscal 1998 and $135.1 million in fiscal 1997. At September 30, 2000, we had an accumulated deficit of $718.0 million and negative equity, net of accumulated deficit, of $197.3 million. We expect to continue to incur operating losses in the future while we continue to expand our PCS system and build our customer base. Our ability to satisfy our debt repayment obligations and covenants depends upon our future performance, which is subject to a number of factors, many of which are beyond our control. We cannot guarantee that we will generate sufficient cash flow from our operating activities to meet our debt service and working capital requirements, and we may need to refinance our indebtedness. However, our ability to refinance our indebtedness will depend on, among other things, our financial condition, the state of the public and private debt and equity markets and the restrictions in the instruments governing our indebtedness. In addition, if we do not generate sufficient cash flow to meet our debt service requirements or if we fail to comply with the covenants governing our indebtedness, we may need additional financing in order to service or extinguish our indebtedness. We may not be able to obtain financing or refinancing on terms that are acceptable to us or favorable to us or our stockholders. In the absence of available financing or refinancing, we could be forced to dispose of assets in order to make up for any shortfall in the payments due on our indebtedness under circumstances that might not be favorable to realizing the highest price for those assets. A substantial portion of our assets consists of intangible assets, principally licenses granted by the Federal Communications Commission, which we refer to as the "FCC." The value of our licenses depends upon a variety of factors, including the success of our PCS business and the wireless telecommunications industry in general. In addition, transfers of interests in licenses are subject to FCC approval. As a result, we cannot guarantee that we would be able to sell our assets quickly enough, or for sufficient amounts, to enable us to meet our debt service or working capital requirements.

BECAUSE WE ARE SUBJECT TO COVENANTS, WE HAVE A LIMITED ABILITY TO ENGAGE IN SOME TYPES OF TRANSACTIONS

         Our indentures, our credit facility and the Deutsche Telekom/Powertel and VoiceStream/Powertel merger agreements subject us to covenants, and any additional agreements that we enter into in the future may also subject us to covenants. These covenants affect, and in some cases significantly limit or prohibit, our ability to:

         -        incur additional indebtedness and/or create liens;

         -        make prepayments of indebtedness;

         -        make investments;

         -        engage in transactions with stockholders and affiliates;

         -        issue capital stock;

         -        sell assets; and

         -        engage in mergers and consolidations.

If we do not comply with the covenants in our indentures and our credit facility, our obligations to repay the debt outstanding under those documents may be accelerated. If we do not comply with the covenants in the Deutsche Telekom/Powertel and VoiceStream/Powertel merger agreements, we may not be able to merge with either of these companies. In addition, covenants contained in our credit facility require us to maintain financial ratios and to achieve targeted performance levels. We cannot guarantee that we will be able to maintain these financial ratios or to achieve these targeted performance levels. Our failure to maintain these ratios or to achieve these targeted performance levels would constitute events of default under the credit facility, even if we are still able to meet our debt service obligations. An event of default under the credit facility would allow the lenders to accelerate the maturity of that indebtedness. This could cause a significant portion of our other indebtedness, including notes outstanding under our indentures, to become immediately due and payable.

VARIOUS FACTORS OUTSIDE OF OUR CONTROL MAY AFFECT OUR OPERATING RESULTS AND CAUSE POTENTIAL FLUCTUATIONS IN OUR QUARTERLY RESULTS

         Our future success depends on a number of factors, many of which are beyond our control. In particular, our revenue depends on our ability to attract and keep subscribers. Most of our subscribers may discontinue their service any time for any reason. Our operating results, cash flows and liquidity may fluctuate significantly in the future due to several factors, which include:

         -        how quickly we are able to acquire new subscribers;

         -        how expensive it will be to acquire new subscribers;

         - how much money we have to spend to improve our business and expand our operations;

         - how quickly we are able to develop new products and services that our subscribers require and accept;

         -        how our prices compare to those of our competitors; and

         -        other general economic factors.

         It is possible that in some future period, our operating results and/or our growth rate will be below what public market analysts and investors expect. If that happens, the market price of our common stock could decline materially.

WE ARE AT RISK OF LOSING COVERAGE IN SOME OF OUR MARKETS BECAUSE WE HAVE ENTERED INTO JOINT VENTURES THAT WE DO NOT CONTROL IN AN ATTEMPT TO EXPAND IN THOSE MARKETS

         C and F Block licenses are two sets of licenses issued by the FCC that enable their holders to provide wireless communications services in the portion of the radio spectrum that is commonly referred to as "PCS." When implementing the PCS licensing scheme in the United States, the FCC adopted rules that granted a narrow category of entities, referred to as designated entities, the right to bid for and own C and F Block licenses. We did not qualify to obtain C and F Block licenses. In order to continue expansion of service to Powertel customers, we obtained a minority interest in an affiliate of Eliska Wireless Ventures I, Inc., an entity that is qualified to hold licenses that we could not directly obtain. Eliska Wireless holds C and F Block licenses that it purchased from DiGiPH PCS, Inc. We also have a creditor relationship with another Eliska Wireless entity, which holds two designated entity licenses. It is anticipated that Powertel customers, through reseller, roaming or other contractual arrangements between Powertel and the Eliska Wireless entities, will be able to obtain service in these markets. In all markets where these entities operate, we are at risk because these entities are in control and can choose to operate independently of us. If these entities choose to operate independently, our ability to compete on a regional scale may be adversely affected.

SIGNIFICANT COMPETITION IN THE MARKETPLACE MAY HINDER OUR GROWTH

         We currently compete with multiple providers of PCS, cellular and other wireless services. Our wireless competitors include AT&T Wireless, Verizon Wireless, Nextel Communications, Inc., Cingular Wireless LLC and Sprint US West Wireless LLC. These competitors have substantially greater financial, technical, marketing, sales and distribution resources than we have, and several operate in multiple segments of the industry. Several of our competitors, through joint ventures and affiliation arrangements, operate or plan to operate nationwide wireless systems throughout the continental United States. Competition in our industry is intense and is a cause of subscriber attrition. We may need to reduce our prices in order to meet reductions in rates by others. Reductions in our prices could adversely affect us by reducing the revenue we receive from our customers. If we are unable or unwilling to reduce our prices, or do not respond quickly to competitive developments, we could lose customers to our competitors. We cannot guarantee that we will continue to compete successfully in this environment or that technologies and products that are more commercially effective than ours will not be developed.

WE ARE SUBJECT TO LITIGATION WHICH COULD ADVERSELY AFFECT OUR BUSINESS

         We are subject from time to time to legal proceedings that arise out of our business operations, including service, billing and collection matters. Although the actual damages sought in these legal proceedings are generally small, some of these legal proceedings may seek punitive damages and/or attempt to be certified as class actions. While we do not expect these legal proceedings to have a material adverse effect on our business, financial condition and operating results, we cannot guarantee that the resolution of any or all of them will not have a material adverse effect.


THE ZONING APPROVALS THAT WE OFTEN NEED TO ERECT A TOWER STRUCTURE MAY HINDER OUR BUILDOUT PLANS

         State and local authorities generally have broad power to establish regulations concerning the use of land in their jurisdictions. These regulations may restrict or prohibit the construction of antenna towers in particular locations and, consequently, may limit the number of antenna sites available to us. We have experienced, and may experience in the future, difficulty in obtaining zoning approvals for tower and antenna sites. These difficulties may delay, or in some cases prevent, our construction of towers and placement of antennae. We cannot guarantee that the application of zoning and other land use regulations by state and local authorities will not have a material adverse effect on our future buildout.

         Under the 1996 Telecommunications Act, states may not restrict cell siting or modification based upon the environmental effects of radio frequency emissions if those emissions meet the standards which the FCC imposed in 1996. However, state and local governmental authorities, including several governmental authorities in our markets, continue to impose regulations that expressly prohibit the construction of additional tower sites. In some cases, judicial or other proceedings are pending to challenge a local government's authority in this area. However, it is possible that local governmental authorities may continue to adopt policies or moratoria on construction of new towers or facilities which will delay or prevent the construction of portions of our PCS system.

RADIO FREQUENCY EMISSIONS AND THE USE OF MOBILE TELEPHONES MAY POSE HEALTH OR SAFETY CONCERNS

         Media reports and university and industry studies have suggested that radio frequency emissions from wireless handsets may be linked to various adverse health consequences, including cancer and injuries from automobile accidents, and may interfere with various electronic medical devices, including hearing aids and pacemakers. At least one class action lawsuit has been filed in the U.S. against wireless service providers and handset manufacturers relating to these issues. Concerns over radio frequency emissions may discourage the use of wireless handsets, which would adversely affect our business. Some governments may propose legislation mandating health warnings pending the outcome of research regarding health and safety risks of wireless handsets. Several jurisdictions have proposed legislation that would prohibit or restrict the use and/or possession of a mobile telephone while driving an automobile. If this legislation is adopted in a substantial number of markets, it may have an adverse effect on our business.


WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, ANY CHANGE IN WHICH COULD AFFECT OUR BUILDOUT PLANS OR FINANCIAL PERFORMANCE

         The licensing, construction, operation, acquisition and sale of wireless systems is regulated by the FCC. Changes in the regulation of these activities, including the issuance of new licenses, could adversely affect our operations. In addition, we cannot guarantee that our licenses will be renewed. All PCS licenses are granted for a 10-year period. At the end of this period the licensee must apply for renewal. Licenses may be revoked by the FCC at any time for cause, and renewal of our licenses is also subject to satisfaction of the FCC's build-out requirements.

         We must obtain a number of authorizations and permits from federal, state and local governments. Some of our operating costs are also affected by governmental actions that are beyond our control. We cannot guarantee that we will be able to obtain and retain all necessary governmental authorizations and permits. Our failure to do so could negatively affect our existing operations and delay or prohibit proposed operations.

         Many aspects of the wireless communications industry are subject to federal and state regulations that are constantly evolving. These regulations apply to matters such as technical interconnection requirements, access to 911 service and universal service obligations. Regulations also apply to interference between various types of wireless systems and between wireless devices and other devices, including medical devices. We may be required to modify our business plans or operations in response to new and evolving regulations. We cannot guarantee that we will be able to do so in a cost effective manner, or at all.


THE MAJORITY OF OUR COMMON STOCK IS HELD BY THREE INVESTORS, AND THEY EXERCISE SIGNIFICANT INFLUENCE OVER US

         As of February 5, 2001, based upon publicly-available filings, we believe that affiliates of ITC Holding Company, Inc. beneficially owned approximately 23.4%, SCANA Communications Holdings, Inc. beneficially owned approximately 15.0% and affiliates of Sonera Corporation beneficially owned approximately 16.8% of our outstanding common stock. These beneficial ownership percentages include shares of our common stock currently owned directly or indirectly by these entities and shares of common stock that such entities have the right to acquire within 60 days after February 5, 2001 because of their ownership of securities that are convertible into our common stock during such period. If these entities acted together, they have sufficient voting power to control the outcome of corporate actions submitted to our stockholders for approval and to control our management and affairs, including the election of our board of directors and some types of change of control transactions. Each of these stockholders has agreed to vote all of its Powertel stock that it is entitled to vote in favor of the approval of the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger.


            RISKS APPLICABLE TO THE DEUTSCHE TELEKOM/POWERTEL MERGER

AT THE TIME YOU EXERCISE YOUR WARRANTS, YOU WILL NOT KNOW THE AMOUNT OF CONSIDERATION THAT YOU WOULD RECEIVE IN THE DEUTSCHE TELEKOM/POWERTEL MERGER

         The exchange ratio for the merger consideration to be paid by Deutsche Telekom is fixed at 2.6353 Deutsche Telekom ADSs or Deutsche Telekom ordinary shares for each share of Powertel common stock, and the Deutsche Telekom/Powertel merger agreement does not contain a mechanism to adjust the exchange ratio in the event that the market price of the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares declines. Because the value of Deutsche Telekom shares fluctuates, if you decide to exercise your warrants prior to the completion of the Deutsche Telekom/Powertel merger, at the time of exercise you will not be able to predict the amount of consideration that you would receive upon the completion of the Deutsche Telekom/Powertel merger.

THE MERGER CONSIDERATION THAT YOU RECEIVE MAY BE ADJUSTED DOWNWARD, AND YOU MAY RECEIVE FEWER DEUTSCHE TELEKOM SHARES FOR EACH SHARE OF POWERTEL COMMON STOCK YOU OWN

         The consideration to be received by our stockholders in the Deutsche Telekom/Powertel merger is subject to a downward pro rata adjustment if the aggregate number of shares of our common stock outstanding as of the completion of the Deutsche Telekom/Powertel merger on a fully diluted basis, including our common stock issuable in connection with existing commitments to sell or issue our common stock and securities convertible into our common stock, exceeds 55,742,000 shares, subject to adjustment. In the event of such a downward adjustment, our stockholders will receive fewer Deutsche Telekom ordinary shares for each share of our stock they own. The maximum share number is subject to increase to the extent we issue the permitted .0075 common share dividend that is discussed above. Unlike VoiceStream, which has the right to terminate the merger agreement between it and Deutsche Telekom if the average price of Deutsche Telekom ordinary shares is less than 33 euros for a period of time prior to the completion of the merger of Deutsche Telekom and VoiceStream, we have no right to terminate the Deutsche Telekom/Powertel merger agreement because of decreases in the price of Deutsche Telekom ordinary shares.

REGULATORS MAY IMPOSE CONDITIONS THAT REDUCE THE ANTICIPATED BENEFITS FROM THE MERGER WITH DEUTSCHE TELEKOM. AS A RESULT, THE PRICE OF THE DEUTSCHE TELEKOM ADSS AND DEUTSCHE TELEKOM ORDINARY SHARES MAY BE ADVERSELY AFFECTED

         As a condition to the Deutsche Telekom/Powertel merger, we must obtain the approval of various regulatory authorities, including the FCC and the Committee on Foreign Investment in the United States, and these regulatory authorities must also approve the merger of Deutsche Telekom and VoiceStream. Any of these entities could impose conditions or restrictions on their approvals, and we might not be able to obtain these approvals without conditions or restrictions that are materially adverse to us. Depending on their nature and extent, any conditions, restrictions or waivers may jeopardize or delay completion of the merger or may lessen the anticipated potential benefits of the merger. Deutsche Telekom may terminate the Deutsche Telekom/Powertel merger in the event that the conditions or restrictions imposed by the regulatory authorities are materially adverse to Deutsche Telekom. However, even if these conditions or restrictions are imposed, the Deutsche Telekom management board may or may not:

         - exercise its right to terminate the Deutsche Telekom/Powertel merger agreement,

         -        waive conditions to the completion of the merger, or

         - take actions that it is not required to take in connection with receipt of the necessary regulatory approvals under the Deutsche Telekom/Powertel merger agreement.

If the Deutsche Telekom/Powertel merger proceeds despite the imposition of these conditions or restrictions, or should Deutsche Telekom take such actions, the actions might result in a material adverse effect on Deutsche Telekom and the price of the Deutsche Telekom ADSs and Deutsche Telekom ordinary shares.

SALES VOLUME OF OUR COMMON STOCK BEFORE THE MERGER IS COMPLETED, AND OF DEUTSCHE TELEKOM ADSS AND DEUTSCHE TELEKOM ORDINARY SHARES AFTER THE MERGER IS COMPLETED, MAY INCREASE SIGNIFICANTLY. AS A RESULT, THE MARKET PRICE FOR, AND THE ABILITY TO SELL IN THE MARKET OUR COMMON STOCK BEFORE THE MERGER IS COMPLETED AND THE DEUTSCHE TELEKOM ADSS AND DEUTSCHE TELEKOM ORDINARY SHARES AFTER THE MERGER IS COMPLETED MAY BE ADVERSELY AFFECTED

A substantial number of our stockholders may wish to sell their common stock prior to completion of the merger with Deutsche Telekom, or after the merger, they may wish to sell the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares that they receive in the merger. In addition, Deutsche Telekom's two largest shareholders may sell all or a substantial amount of Deutsche Telekom ordinary shares that they currently hold at any time. The market price of the Deutsche Telekom ADSs and the Deutsche Telekom ordinary shares also may be adversely affected by arbitrage activities occurring prior to the completion of the Deutsche Telekom/Powertel merger and the merger of Deutsche Telekom and VoiceStream. These sales or the prospects of future sales could adversely affect the market price for, and the ability to sell, our common stock in the market before the merger is completed and the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares after the merger is completed.

DEUTSCHE TELEKOM, VOICESTREAM AND POWERTEL MAY FAIL TO INTEGRATE THEIR OPERATIONS SUCCESSFULLY. AS A RESULT, THE ANTICIPATED POTENTIAL BENEFITS OF THE MERGERS MAY NOT BE ACHIEVED, AND THE PRICE OF THE DEUTSCHE TELEKOM ADSS AND THE DEUTSCHE TELEKOM ORDINARY SHARES MIGHT BE ADVERSELY AFFECTED

         The mergers of Deutsche Telekom, VoiceStream and our company will combine three companies that have previously operated independently. The combined companies may face significant challenges in consolidating operations, integrating their organizations and services in a timely and efficient manner, refinancing or consolidating their indebtedness and retaining key executives and other personnel. The integration of the combined companies also will require substantial attention from management, particularly in light of the geographically dispersed operations and different business cultures and compensation structures at the three companies. In addition, after the completion of the mergers, all or a portion of the long-term debt we and VoiceStream have may have to be refinanced, and in doing so, the combined companies may incur additional costs. The diversion of management attention and any difficulties associated with integrating the three companies could have a material adverse effect on the revenues, the level of expenses and the operating and financial results of Deutsche Telekom and the value of the Deutsche Telekom ADSs and the Deutsche Telekom ordinary shares.

THE INCREASED DEPRECIATION AND AMORTIZATION EXPENSE ASSOCIATED WITH THE DEUTSCHE TELEKOM/VOICESTREAM MERGER AND DEUTSCHE TELEKOM/POWERTEL MERGER AND THE INCREASED CAPITAL EXPENDITURES TO BE INCURRED TO CONTINUE BUILDING OUT VOICESTREAM'S AND OUR MOBILE NETWORKS IN THE UNITED STATES MAY HAVE A SIGNIFICANT ADVERSE EFFECT ON DEUTSCHE TELEKOM'S FINANCIAL RESULTS

         Deutsche Telekom expects to recognize substantial additional depreciation and amortization expense as a result of the allocation of the purchase price of the mergers to tangible and intangible assets. Goodwill resulting from the mergers is expected to be amortized over 20 years, and certain other tangible and intangible assets are expected to be amortized over useful lives ranging from three to 20 years. In addition, we and VoiceStream have in past periods incurred substantial operating losses and generated negative cash flow from operating activities, and the combined companies will likely incur significant operating losses and generate negative cash flow during the next several years while they continue to develop and construct these systems and grow their subscriber base. On a pro forma basis, the combined statement of operations for Deutsche Telekom, VoiceStream and Powertel for the year ended December 31, 1999 and for the nine months ended September 30, 2000 reflects a net loss of euro 3,109.3 million and net income of euro 4,606.6 million, respectively, in accordance with German generally accepted accounting principles ("German GAAP") and a net loss of euro 3,516.9 million and net income of euro 5,493.7 million, respectively, in accordance with US generally accepted accounting principles ("US GAAP"), as compared to Deutsche Telekom's net income for such periods of euro 1,253.0 million and euro 8,445.0 million, respectively, in accordance with German GAAP and euro 1,513.0 million and euro 9,812.0 million, respectively, in accordance with US GAAP. For a detailed description of the Deutsche Telekom pro forma financial statements, see "Deutsche Telekom Unaudited Pro Forma Condensed Combined Financial Statements" included in the merger proxy statement, which is incorporated by reference herein.

               RISKS APPLICABLE TO THE VOICESTREAM/POWERTEL MERGER

AT THE TIME YOU DECIDE TO EXERCISE YOUR WARRANTS, YOU WILL NOT KNOW THE AMOUNT OF CONSIDERATION THAT YOU WOULD RECEIVE IN THE VOICESTREAM/POWERTEL MERGER

         The number of VoiceStream common shares that our stockholders will receive in the VoiceStream/Powertel merger for each of Powertel common stock equivalent they own is calculated, subject to adjustments, including the adjustment for the permitted .0075 common share dividend described above, at a conversion number of

         - 0.65 if the average closing price of VoiceStream common shares is $130.77 per share or above,

         - 0.75 if the average closing price of VoiceStream common shares if $113.33 per share or below, and

         - if the average closing price of the VoiceStream common shares is greater than $113.33 and less than $130.77, the quotient determined by dividing $85.00 by the average closing price of the VoiceStream common shares.

The average closing price of VoiceStream common shares will be calculated by averaging the closing prices on ten trading days randomly selected from the 20 trading-day period ending five trading days before the completion of the VoiceStream/Powertel merger. The market price of VoiceStream common shares fluctuates, and the value at the time of the VoiceStream/Powertel merger of the consideration to be received by our stockholders will depend on the closing prices of VoiceStream common shares during the selected ten trading. Because the value of VoiceStream common shares fluctuates, if you decide to exercise your warrants prior to the completion of the VoiceStream/Powertel merger, at the time of exercise you will not be able to predict the amount of consideration that you would receive upon the completion of the VoiceStream/Powertel merger.

THE MERGER CONSIDERATION THAT YOU RECEIVE MAY BE ADJUSTED DOWNWARD, AND YOU MAY RECEIVE FEWER VOICESTREAM COMMON SHARES FOR EACH SHARE OF POWERTEL COMMON STOCK YOU OWN

         The consideration to be received by our stockholders in the VoiceStream/Powertel merger is subject to a downward pro rata adjustment if the aggregate number of shares of our common stock outstanding as of the completion of the VoiceStream/Powertel merger on a fully diluted basis, including our common stock issuable in connection with existing commitments to sell or issue our common stock and securities convertible into our common stock, exceeds 55,742,000 shares, subject to adjustment. In the event of such a downward adjustment, our stockholders will receive fewer VoiceStream common shares for each share of our stock they own. The maximum share number is subject to increase to the extent we issue the permitted .0075 common share dividend that is discussed above.

THE FCC AND OTHER REGULATORY AGENCIES MUST APPROVE THE VOICESTREAM/POWERTEL MERGER AND COULD DELAY OR REFUSE TO APPROVE THE VOICESTREAM/POWERTEL MERGER OR IMPOSE CONDITIONS THAT COULD ADVERSELY AFFECT VOICESTREAM'S BUSINESS OR FINANCIAL CONDITION

         The Communications Act and FCC rules require the FCC's prior approval of the transfer of control of our PCS licenses to VoiceStream. Completion of the VoiceStream/Powertel merger is conditioned, among other factors, upon grants of the requisite FCC consents becoming final. A "final" FCC order is one that has not been stayed and is no longer subject to review by the FCC or the courts because the statutory period for seeking such review has expired without any request for review or stay pending. Following the FCC's grant of consent to the VoiceStream/Powertel merger, there might be actions by the FCC or the courts that would delay or prevent finality.

         The FCC might not grant the application for transfer of control or the FCC might grant the application with conditions. In addition, there might be a delay caused by the filing of a challenge to the transfer and assignment application. Conditions imposed on any licenses granted or delays in granting of the licenses could impair the value of the licenses and reduce the value of VoiceStream common shares, and could lead to VoiceStream's inability to obtain financing necessary for its growth. If VoiceStream is denied a license in a market, it will not be able to operate in that market unless it obtains rights to another, existing license from its current owner or acquires through an FCC auction a new license for that market. This could materially impact VoiceStream's operations and adversely affect the value of its securities.

VOICESTREAM MAY FAIL TO INTEGRATE SUCCESSFULLY OUR OPERATIONS WITH THEIR OWN. AS A RESULT, VOICESTREAM MAY NOT ACHIEVE THE ANTICIPATED POTENTIAL BENEFITS OF THE VOICESTREAM/POWERTEL MERGER, AND THE PRICE OF THE VOICESTREAM COMMON SHARES MIGHT BE ADVERSELY AFFECTED

         VoiceStream will likely face significant challenges in consolidating our operations, integrating our organization and services in a timely and efficient manner, refinancing or consolidating indebtedness and retaining our key executives and other personnel. Our integration into VoiceStream will also require substantial attention from VoiceStream management. The diversion of management attention, any requirement that VoiceStream refinance our debt and any difficulties associated with integrating our company could have a material adverse effect on the revenues, the level of expenses and the operating results of VoiceStream and the value of the VoiceStream common shares.

VOICESTREAM WILL BE HIGHLY LEVERAGED, WHICH MAY LIMIT VOICESTREAM'S ABILITY TO BORROW ADDITIONAL FUNDS TO MEET ITS CAPITAL REQUIREMENTS FOR THE BUILD-OUT AND DEVELOPMENT OF ITS SYSTEMS AND FOR ITS PARTICIPATION IN UPCOMING FCC LICENSE AUCTIONS

         VoiceStream's level of debt could affect its ability to build out its systems and develop new systems. VoiceStream may have to incur further debt if our $265 million credit facility becomes due and payable prior to its stated maturity and cannot be renegotiated. Without sufficient funds, VoiceStream may have to delay or abandon some or all of its plans to participate in upcoming FCC license auctions and/or its planned build-out, which could materially limit its ability to compete in the wireless telecommunications industry. VoiceStream's level of debt and the incurrence of additional debt could have other consequences, such as requiring it to dedicate a greater portion of its cash flow from operations to paying principal and interest and limiting its flexibility to react competitively to changes in the wireless telecommunications industry.

VOICESTREAM FACES INTENSE COMPETITION FROM OTHER WIRELESS SERVICE PROVIDERS THAT MAY HAVE GREATER FINANCIAL RESOURCES AND THAT ARE TARGETING MANY OF THE SAME CUSTOMERS THAT VOICESTREAM TARGETS. THIS COMPETITION COULD ADVERSELY AFFECT VOICESTREAM'S ABILITY TO GROW ITS SUBSCRIBER BASE AND REVENUES

         Like us, VoiceStream competes with providers of PCS, cellular and other wireless telecommunications services, including AT&T Wireless, Verizon Wireless, Nextel Communications, Inc., Cingular Wireless LLC, and Sprint US West Wireless LLC. Many of these competitors have substantially greater financial resources than VoiceStream, and several operate in multiple segments of the industry. AT&T Wireless, Nextel and Sprint PCS operate substantially nationwide networks, and Verizon and Cingular, among others, through joint ventures and affiliation arrangements, operate or plan to operate substantially nationwide wireless systems through the continental United States. With so many companies targeting many of the same customers, the combined company, after the completion of the VoiceStream/Powertel merger, might not be able to successfully attract and retain customers and grow its subscriber base and revenues.

VOICESTREAM HAS SUBSTANTIAL OPERATING LOSSES AND NEGATIVE CASH FLOW AND MAY NOT BECOME PROFITABLE FOLLOWING THE VOICESTREAM/POWERTEL MERGER

         VoiceStream sustained operating losses of approximately $890.7 million for the nine months ended September 30, 2000, and $322.8 million in fiscal 1999, $204.6 million in fiscal 1998 and $196.9 million in fiscal 1997. At September 30, 2000, VoiceStream had an accumulated deficit of $2.4 billion and equity, net of accumulated deficit, of $7.8 billion. VoiceStream expects to incur significant operating losses and to generate negative cash flow from operating activities during the next several years while it continues to develop and construct its systems and grow its subscriber base. After the VoiceStream/Powertel merger, VoiceStream might not be able to achieve or sustain profitability or positive cash flow from operating activities in the future, and VoiceStream might not generate sufficient cash flow to service current or future debt requirements.

VOICESTREAM'S ABILITY TO EXPAND AND PROVIDE SERVICE IS LIMITED BY ITS ABILITY TO OBTAIN FCC LICENSES, WHICH ARE LIMITED IN NUMBER

         Even on a combined basis, VoiceStream and Powertel do not have licenses covering the entire United States. VoiceStream's ability to expand after the VoiceStream/Powertel merger is limited to those markets where it has obtained or acquired or can obtain or acquire licenses with sufficient spectrum to provide PCS service, or where it economically can become resellers of service. Because there is a limited number of licenses available, and because resale agreements require mutual consent of the incumbent PCS license holders, there is a risk that VoiceStream may not be able to obtain the licenses it needs for expansion.

VOICESTREAM IS AT RISK OF LOSING COVERAGE IN SOME OF ITS MARKETS BECAUSE IT HAS ENTERED INTO JOINT VENTURES THAT IT DOES NOT CONTROL IN AN ATTEMPT TO EXPAND INTO THOSE MARKETS

         Like us, VoiceStream did not qualify to obtain C and F Block licenses. In order to continue expansion of service to VoiceStream customers, VoiceStream obtained 49.9% minority interests in two joint ventures controlled by Cook Inlet Region, Inc., each of which is qualified through its subsidiaries to obtain C and F Block licenses that VoiceStream cannot directly obtain. In all markets where the joint ventures operate, VoiceStream will be at risk because Cook Inlet will be in control and can choose to operate independently of VoiceStream. If these joint venture entities determine to operate independently, VoiceStream's ability to compete on a national scale may be adversely affected.

VOICESTREAM OR JOINT VENTURES IN WHICH VOICESTREAM HOLDS AN INTEREST COULD LOSE LICENSES AS A RESULT OF COURT PROCEEDINGS, WHICH COULD ADVERSELY AFFECT VOICESTREAM'S ABILITY TO PROVIDE NATIONAL COVERAGE

         All of the C Block licenses controlled by VoiceStream could be affected by U.S. AirWaves, Inc. v. FCC. U.S. AirWaves participated in the original C Block auction, which concluded on May 6, 1996, but withdrew after the bids exceeded the maximum prices it was willing to pay. U.S. AirWaves sought judicial review of two orders in the FCC's rulemaking proceeding on payment financing for PCS licenses. These orders enabled initial C Block licensees to return licenses or modify the conditions of payment. The court consolidated into this case similar petitions filed by several other parties. On November 21, 2000, the U.S. Court of Appeals for the D.C. Circuit upheld the FCC's rulemaking proceeding. However, U.S. AirWaves may appeal the ruling. If the decision of the Court of Appeals is appealed and the appeal is successful, the orders could be reversed and affected licenses could be returned to the FCC for reauction.

         Additionally, 25 C Block licenses controlled by VoiceStream were issued subject to the outcome of the bankruptcy proceeding of the original licensee, a subsidiary of Pocket Communications, Inc., which was conditionally granted 43 C Block licenses in 1996. Pursuant to an FCC order, the bankruptcy debtors elected to relinquish certain licenses, which subsequently were reauctioned, and the bankruptcy court issued an order making the election effective. A group of secured creditors of the debtors filed with the court a motion for reconsideration of the election order. The motion was denied, and the secured creditors appealed the denial to the United States District Court for the District of Maryland, Northern Division. The appeal of the election order is still pending but has been administratively stayed. Until the appeal is dismissed, there is uncertainty as to the status of these C Block licenses. The District Court could order the return of these licenses to the jurisdiction of the bankruptcy court. In the event that these licenses are so returned, it is unlikely that VoiceStream will be able to recoup any or all of the costs incurred by it in connection with the construction and development of systems related to such licenses.

         Finally, FCC Auction No. 35, in which VoiceStream and a joint venture in which VoiceStream holds an interest participated, includes many licenses that are the subject of pending litigation by the original licensee, NextWave Communications, Inc. NextWave appealed to the U.S. Court of Appeals for the D.C. Circuit the FCC's action cancelling NextWave's licenses and reclaiming the spectrum and continues to pursue its administrative remedies. If NextWave prevails in its lawsuit, the FCC may be obligated to return the licenses to NextWave, even if VoiceStream or the joint venture in which VoiceStream holds an interest is awarded licenses at the auction.

         Loss of any license by VoiceStream may reduce or eliminate VoiceStream's ability to compete with other national competitors.


                                 USE OF PROCEEDS

         The net proceeds from any issuance of our common stock upon exercise of the warrants are expected to be used partially to finance the development, construction and operating costs associated with our PCS system and for our general working capital needs.



                              PLAN OF DISTRIBUTION

         We may from time to time issue up to 1,224,557 shares of our common stock, subject to adjustment, to the holders of the warrants upon exercise thereof by such holders and in accordance with the warrant agreement. We will issue our common stock directly or through agents to the holders of the warrants.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby has been passed upon for us by Morris, Manning & Martin, LLP, Atlanta, Georgia.


                                     EXPERTS

         The consolidated financial statements of Powertel, Inc. as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon such reports and upon the authority of said firm as experts in accounting and auditing.

                                 POWERTEL, INC.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses payable by Powertel in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration fee.

                SEC registration fee...............................       $   69,655
                NASD filing fee....................................           15,500
                Blue sky fees and expenses.........................           17,500
                Printing expenses..................................          262,500
                Legal fees and expenses............................          325,000
                Accounting fees and expenses.......................          112,500
                Miscellaneous expenses.............................           19,311
                                                                          ----------
                      Total........................................       $  821,966
                                                                          ==========


ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Powertel's Third Restated Certificate of Incorporation, as amended, contains provisions that provide that no director of Powertel shall be liable for breach of fiduciary duty as a director except for (i) any breach of the director's duty of loyalty to Powertel or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) liability under Section 174 of the Delaware Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. Powertel's Certificate of Incorporation contains provisions that further provide for the indemnification of directors and officers to the fullest extent permitted by the Delaware Corporation Law. Under Powertel's Amended and Restated Bylaws, Powertel is required to advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification.

         Powertel's Certificate of Incorporation also provides that, except as expressly prohibited by law, Powertel shall indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at Powertel's request, in such capacities with another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense of any action, suit, or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. Powertel's Certificate of Incorporation provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of Powertel and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, Powertel's Certificate of Incorporation does not permit indemnification in an action or suit by or in the right of Powertel, where such person has been adjudged liable to Powertel, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. In addition, Powertel has entered into indemnity agreements with all of its directors and officers pursuant to which Powertel has agreed to indemnify the directors and officers as permitted by the Delaware Corporation Law and has obtained directors and officers liability insurance.

ITEM 16.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


Exhibit
Number            Exhibit Description
------            -------------------
2(a)     *        Agreement and Plan of Merger, dated as of August 26, 2000, as amended and restated as of February 8, 2001 between
                  Deutsche Telekom AG, Powertel, Inc. and Bega II, Inc. (Filed
                  as Annex B to Powertel's Proxy Statement on Schedule 14A filed on February 9, 2001, and incorporated herein by reference.)**

2(b)     *        Agreement and Plan of Reorganization, dated as of August 26,
                  2000, as amended and restated as of February 8, 2001 between
                  VoiceStream Wireless Corporation, Powertel, Inc. and
                  VoiceStream Subsidiary V Corporation. (Filed as Annex C to
                  Powertel's Proxy Statement on Schedule 14A filed on February
                  9, 2001, and incorporated herein by reference.)**

4(b)     *        Warrant Agreement dated as of February 7, 1996 between
                  InterCel, Inc. and Bankers Trust Company, as Warrant Agent.

5(a)              Opinion of Morris, Manning & Martin, LLP.

23(a)             Consent of Arthur Andersen LLP.

23(b)             Consent of Morris, Manning & Martin, LLP (included in
                  Exhibit 5(a)).

24(c)    *        Powers of Attorney for the following individuals: Campbell B.
                  Lanier, III; Allen E. Smith; Fred G. Astor, Jr.; Donald W.
                  Burton; O. Gene Gabbard; William H. Scott, III; and Donald W.
                  Weber.

----------------------
*        Previously filed.
** The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request, as provided in Item 601(b)(2) of Regulation S-K.


ITEM 17. UNDERTAKINGS.

         We hereby undertake:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a)      to include any prospectus required by Section 10(a)
         (3) of the Securities Act;

                  (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by Powertel pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for the purpose of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Powertel, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 5 to Form S-1 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Point, State of Georgia, on this 12th day of February, 2001.


                                       POWERTEL, INC.


                                       By: /s/ Allen E. Smith
                                           -------------------------------------
                                           Allen E. Smith
                                           President/Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 5 to Form S-1 on Form S-3 has been signed by the following persons in the capacities listed below and on the 12th day of February, 2001.

Signatures                                     Title
----------                                     -----

 *                                             Chairman of the Board of Directors
-----------------------------------------
         Campbell B. Lanier, III


/s/ Allen E. Smith                             Chief Executive Officer, President
-----------------------------------------         and Director
           Allen E. Smith                         (Principal Executive Officer)


 /s/ Fred G. Astor, Jr.                        Chief Financial Officer and
-----------------------------------------         Executive Vice President
          Fred G. Astor, Jr.                      (Principal Financial and Accounting Officer)


 *                                                Director
-----------------------------------------
            Donald W. Burton


 *                                                Director
-----------------------------------------
            O. Gene Gabbard


                                                  Director
-----------------------------------------
            Ann M. Milligan


 *                                                Director
-----------------------------------------
          William H. Scott, III


                                                  Director
-----------------------------------------
          William B. Timmerman


 *                                                Director
-----------------------------------------
            Donald W. Weber


*By  /s/ Allen E. Smith
     ------------------------------------
               Allen E. Smith
               Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
Number            Exhibit Description
------            -------------------
2(a)     *        Agreement and Plan of Merger, dated as of August 26, 2000, as amended and restated as of February 8, 2001 between
                  Deutsche Telekom AG, Powertel, Inc. and Bega II, Inc. (Filed
                  as Annex B to Powertel's Proxy Statement on Schedule 14A filed on February 9, 2001, and incorporated herein by reference.)**

2(b)     *        Agreement and Plan of Reorganization, dated as of August 26,
                  2000, as amended and restated as of February 8, 2001 between
                  VoiceStream Wireless Corporation, Powertel, Inc. and
                  VoiceStream Subsidiary V Corporation. (Filed as Annex C to
                  Powertel's Proxy Statement on Schedule 14A filed on February
                  9, 2001, and incorporated herein by reference.)**

4(b)     *        Warrant Agreement dated as of February 7, 1996 between
                  InterCel, Inc. and Bankers Trust Company, as Warrant Agent.

5(a)              Opinion of Morris, Manning & Martin, LLP.

23(a)             Consent of Arthur Andersen LLP.

23(b)             Consent of Morris, Manning & Martin, LLP (included in Exhibit
                  5(a)).

24(c)    *        Powers of Attorney for the following individuals: Campbell B.
                  Lanier, III; Allen E. Smith; Fred G. Astor, Jr.; Donald W.
                  Burton; O. Gene Gabbard; William H. Scott, III; and Donald W.
                  Weber.

------------------------
*        Previously filed.
** The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request, as provided in Item 601(b)(2) of Regulation S-K.